                                                                     EXHIBIT 5.1







                                January 12, 2001


Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549



                RE:   WAREFORCE.COM, INC.
                      -------------------

Ladies and Gentlemen:

     We have acted as counsel for Wareforce.com, Inc., a Nevada corporation (the "Company"), in connection with the registration by the Company of up to an aggregate of 10,537,420 shares of the Company's common stock, par value $.001 per share (the "Common Stock"), for the account of certain security holders of the Company (the "Registration") as described in the Company's Registration Statement on Form S-1 (the "Registration Statement") being filed this date under the Securities Act of 1933, as amended.

     In connection with the following opinion, we have reviewed the Registration Statement and are familiar with the actions taken by the Company to date with respect to the approval and authorization of the Registration. We have originals, or copies, certified or otherwise authenticated to our satisfaction, of such corporate records of the Company, agreements and other instruments, certificates of public officials, officers and representatives of the Company and such other documents as we have deemed necessary as a basis for the opinion hereinafter expressed. We are furnishing this opinion in connection with the filing of the Registration Statement.

     Based upon the foregoing, we are of the opinion that upon the effectiveness of the Registration Statement, the shares of Common Stock proposed to be registered by the Company under the Registration Statement will be, when sold, validly issued, fully paid and non-assessable.

     We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement.



                                          Very truly yours,


                                          Donahue, Mesereau & Leids, LLP